Exhibit 23.1

To Whom It May Concern:

We hereby consent to the use in the Registration Statement of Advasa Holdings, Inc. on Form S-1 of our Report of Independent Registered Public Accounting Firm, dated September 04, 2025, on the balance sheet of Advasa Holdings, Inc. as of March 31, 2025 and 2024, and the related statements of operations, changes in stockholder’s equity and cash flows for the years then ended.

We also consent to the references to us under the headings “Experts” in such Registration Statement.

Very truly yours,

/s/ Bush & Associates CPA LLC

Bush & Associates CPA LLC (PCAOB 6797)

Las Vegas, Nevada

December 8, 2025

9555 S Eastern Ave., Suite 280, Las Vegas, NV 89123 ● 702.703.5979 ● www.bushandassociatescpas.com